EXHIBIT 10.2

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT (this "Amendment"), dated as of February 25, 2016, 2016, to the Employment Agreement, dated as of November 12, 2007 and as amended March 19, 2014 (the "Agreement"), by and between Perma-Pipe, Inc., a Delaware corporation ("Perma-Pipe" or the "Employer"), MFRI, Inc., a Delaware corporation ("MFRI" or the "Parent Company"), and Fati Elgendy (the "Employee") is made by and between the Employer, MFRI and the Employee.
WHEREAS, in furtherance of the strategic needs of the Company and MFRI, the Employer and the Employee desire to amend the Agreement as set forth below.
NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, the Agreement is hereby amended as follows:
1.Employment Term. Section 1 is hereby amended by adding the bolded, italicized language and deleting the bolded, italicized and stricken language so that it reads as follows:
"As agreed between Employer and Employee, and at the express request of Employee, the Employer agrees to employ the Employee and the Employee agrees to serve in the employ of the Employer from the date of this Agreement through January 31, 2017 (the "~~Initial~~ Term"), in the position and with the responsibilities and duties set forth in Section 2 and on the other terms and conditions set forth in this Agreement. ~~After the expiration of the Initial Term the Agreement will renew automatically for subsequent one year terms unless written notice is given by either party at least six (6) months in advance of the expiration of the Initial Term or any subsequent term. (The Initial Term as so extended is referred to herein as the "Term".)"~~
2.Termination of Employment. The first paragraph of Section 6 is hereby amended by adding the bolded, italicized language and deleting the bolded, italicized and stricken language so that it reads as follows:
"For purposes of this Agreement, "Termination Date" means the last day of the Employee’s employment with the Employer and "Expiration Date" means the last day of the ~~Initial~~ Term (i.e., January 31, 2017) ~~or any extended term of this Agreement~~."
3.Compensation. The parties hereto hereby agree that:

(a)    Base Compensation. Effective as of February 1, 2016, Employee’s Base Salary shall increase from the rate of $250,000 per fiscal year to the rate of $300,000 per fiscal year; and

(b)    RSU Award. Employee is hereby granted an award (the "Award") of Restricted Stock Units ("RSUs") of the Parent Company under the terms of the MFRI 2013 Omnibus Stock Incentive Plan, an amended ("Plan"), in order to further drive the enterprise value of the Parent Company following divestiture of its filter business. The number of RSUs shall be determined on the earlier of (i) January 31, 2017 or (ii) the date of an earlier Change in Control (as defined in the Plan) (the "Settlement Date"), based upon the average of the closing prices for the Parent Company’s common stock (the "Common Stock") on each trading day in January, 2017, in the case of a January 31, 2017 Settlement Date, or, in the case of a Settlement Date occurring due to a Change in Control, the closing price of the Common Stock on the date of such Change in Control (in either case, the "Average Stock Price"), and in either case determined in accordance with the following Table with a payout threshold at a $10 Average Stock Price and a cap at an $18 Average Stock Price with the number of RSUs to be interpolated between Average Stock Price value:

Average Stock Price    # Shares Awarded
$10            10,000
$12            20,000
$14            25,000
$16            30,000
$18+            35,000

Notwithstanding the foregoing, in the event that prior to the Settlement Date, the Parent Company receives a "Firm Offer" (as defined below) that is not accepted by the Board of Directors of the Parent Company (the "Board") and the purchase price which would have been paid under such Firm Offer equates to a price per share of Common Stock that exceeds the Average Stock Price, such per share price of the Firm Offer shall be the Average Stock Price used in determining the shares of Common Stock to be awarded pursuant to the Table above, subject to the $18 Average Stock Price cap.

For purposes of this Award, the term "Firm Offer" shall mean (i) the commencement of a tender offer for Common Stock by the filing with the U.S. Securities and Exchange Commission of a Schedule TO which, if consummated in accordance with its terms, would qualify as a Change in Control or (ii) a bona fide, binding offer to acquire or merge with the Parent Company in a transaction which would constitute a Change in Control; provided, however, that such offer must (A) be from a buyer reasonably believed by the Board to have the financial capability to consummate the transaction, (B) have no material contingencies other than completion of due diligence, including, without limitation, a financing contingency, and (C) contain a specific price (as opposed to a range of potential values or prices). The price, for purposes of any Firm Offer shall mean the actual value of the consideration to be received by the holders of Common Stock; provided, however, that the Board shall be entitled to discount any contingent, delayed, or non-cash consideration in the reasonable discretion of the Board using the same criteria it uses in evaluating the offer as a fiduciary matter.

The Award shall vest, and Employee shall be entitled to the number of shares of Common Stock calculated in accordance with this Section 3(a), on the Settlement Date, and such shares shall be issued by the Company within thirty days of the Settlement Date; provided, however, that (i) this Award shall immediately expire without vesting and without issuance of any shares of Common Stock or other payment, upon any termination of the Employee’s employment prior to January 31, 2017 due to Employee voluntarily terminating employment for any reason or Employer terminating Employee’s employment for Due Cause, absent the occurrence of a Change in Control or the rejection of a Firm Offer prior to any such termination of Employee’s employment and (ii) any issuance of shares of Common Stock pursuant to this Award may, in the Parent Company’s discretion and in accordance with the terms of the Agreement and the Plan, be reduced by number of shares having a value equal to the Parent Company’s withholding tax obligations related to the Award. If, as of January 31, 2017, there has not been a Change in Control, but the Parent Company has either signed a definitive agreement relating to a Change in Control or is in active negotiations to execute a definitive agreement relating to a Change in Control, in either case at a price which would equate to a higher Average Stock Price than calculated as of the January 31, 2017 Settlement Date (calculated in the same manner as a Firm Offer price as set forth above)(in each case, a "Pending Transaction") then (i) the Award shall vest as of January 31, 2017 in accordance with terms hereof, and (ii) if such Pending Transaction is consummated by April 30, 2017, the Parent Company shall issue to Employee an additional number of shares of Common Stock such that Employee will receive in the aggregate under the Award that number of Common Shares to which Employee would have been entitled if the Pending Transaction had closed prior to January 31, 2017.

In the event the Common Stock is no longer traded on the NASDAQ stock market on a date a closing price is required under this Section 3(a), the closing price on such date shall be deemed to be the Fair Market Value (as defined in the Plan). In the event a Change in Control results in the merger of the Parent Company with and into another entity or other action with results in Common Stock no longer being outstanding prior to the issuance of Common Stock under the Award, Parent Company shall equitably adjust this award so that Employee will receive the same consideration or value Employee would have received if this award had vested and the shares of Common Stock had been issued immediately prior to such Change of Control. This Award shall otherwise remain subject to the terms, conditions and limitations of the Plan.
4.Other Termination by the Employer. The first paragraph of Section 6.4 is hereby amended by deleting the bolded, italicized and stricken language so that it reads as follows:
"The Employer may terminate the Employee’s employment at any time for whatever reason it deems appropriate. ~~Any such termination shall constitute notice under Section 1 that the Term shall not be renewed.~~ In the event that the Employer terminates the Employee’s employment other than pursuant to Sections 6.1, 6.2 or 6.3. The Employee shall be entitled to the following amounts:"
5.Certain Covenants. The first paragraph of Section 12 is hereby amended by adding the bolded, italicized language so that it reads as follows:
"During the period of Employee’s employment and continuing until the later of (i) one year following the Term or, in the event no Common Stock is awarded to Employee pursuant to the Award set forth in Section 3(b) because the applicable Average Stock Price is less than $10.00, the expiration of the Term, or (ii) the Salary Continuation Period (the "Restricted Period"), Employee shall not, without the written consent of the Employer, individually or as a proprietor, partner, joint venture, stockholder, director, officer, trustee, principal agent, servant, or in any capacity whatsoever for any person, firm, partnership, limited liability company or corporation, directly or indirectly:"
6.Non-Disparagement. A new Section 13A is hereby added to the Agreement as follows:
13A.    Non-Disparagement. During the period of Employee’s employment until the expiration of the Restricted Period, (i) Employee will not make, publish or communicate to any third party any defamatory or disparaging remarks, comments or statements concerning Employer or any parent or subsidiary of Employer (each an "Employer Group Company"), or any officer or director of an Employer Group Company and (ii) no Employer Group Company or any officer or director of an Employer Group Company shall make, publish or communicate to any third party any defamatory or disparaging remarks, comments or statements concerning Employee.
7.On-Going Obligations. Sections 13 and 13A shall be considered further on-going obligations for purposes of Sections 6.2, 6.3 and 6.6.
8.Confirmation of the Agreement. Except as expressly set forth herein, the Agreement, including, but not limited to, all provisions relating to term and termination, shall remain in full force and effect.
9.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

This Second Amendment to Employment Agreement has been executed by the undersigned as of the date first written above.

EMPLOYER: PERMA-PIPE, INC., a Delaware corporation By: /s/ Bradley Mautner	EMPLOYEE: By: /s/ Fati Elgendy
Name: Bradley Mautner	Fati Elgendy
Its: Chairman

MFRI, INC., a Delaware corporation By: /s/ Bradley Mautner
Name: Bradley Mautner
Its: CEO